Freeport-McMoRan Copper & Gold Inc. Prices

$1.0 Billion of 5½% Convertible Perpetual Preferred Stock

NEW ORLEANS, LA, March 25, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced the pricing of its private offering of $1.0 billion of Convertible Perpetual Preferred Stock.  The preferred stock, which will have a liquidation preference of $1,000 per share, will pay, when declared by the Board of Directors, cash dividends at a rate of 5½% per annum, payable quarterly.

The preferred stock will be convertible into 18.8 million shares of FCX common stock, equivalent to a conversion price of $53.186 per share of common stock, reflecting a 40 percent conversion premium to the $37.99 per share closing price of FCX’s common shares on the New York Stock Exchange on March 24, 2004.  The conversion rate will be subject to adjustments in certain circumstances and the preferred stock may not be called for redemption by FCX prior to March 30, 2009, and thereafter may be called at FCX’s option if FCX’s common stock price exceeds 130 percent of the conversion price.

The offering, which is expected to close on March 30, 2004, will generate net proceeds of approximately $969 million.  Approximately $881.9 million of net proceeds will be used to acquire 23.9 million shares of FCX common stock owned by Rio Tinto and the remainder for general corporate purposes.  The closing of the FCX common stock acquisition and the closing of this offering are conditioned on each other.

FCX has granted the initial purchasers an option to purchase up to an additional $100 million of the preferred stock.

The preferred stock is being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The preferred stock and the common stock issuable upon conversion have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction.  Unless they are registered, the securities may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company.

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